Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into effective as of March 11, 2020, (the “Effective Date”), by and between Clearside Biomedical, Inc., a Delaware corporation (the “Company”), and George Lasezkay (the “Executive”), an individual residing in Tennessee.

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to an Offer of Executive Employment effective as of April 7, 2019 (the “Original Agreement”);

WHEREAS, the Company and Executive desire to amend and restated the Original Agreement upon the terms and conditions of this Agreement to set forth the terms and conditions of the Executive’s continued employment from and after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the continued employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.Employment.  The Company hereby employs the Executive and the Executive hereby accepts employment as the President and Chief Executive Officer of the Company upon the terms and conditions of this Agreement.

2.Duties.  The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position or positions held by the Executive and all additional duties that are prescribed from time to time by the Board of Directors of the Company (the “Board”) of the Company.  The Executive shall devote the Executive’s full time and attention to the performance of the Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that the Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the prior consent of the Company, serve on outside boards of directors for non-profit corporations.  The Executive shall comply with all Company policies, standards, rules and regulations as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion (the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect.  The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

3.Term.  Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until March 1, 2021.  Thereafter, this Agreement shall automatically renew on a year-to-year basis on the same terms and conditions set forth herein unless:  (a) earlier terminated or amended as provided herein or (b) either party gives written notice of non-renewal at least sixty (60) days prior to the end of the initial term or any renewal term of this Agreement.  The initial term of this Agreement and all renewals thereof are referred to herein as the “Term.”

4.Compensation.  During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be eligible to receive the following (all payments are subject to applicable withholdings):

(a)Base Salary.  The Executive shall receive a monthly salary at a rate of $41,942.72 (equal to an annual salary rate of $503,312.59) payable in accordance with the then-current payroll schedule of the Company (the “Base Salary”).  The Executive's salary may be increased from time to time by the Board.

(b)Bonuses.  The Executive shall be eligible to participate in all bonus or similar incentive plans adopted by the Board for executive level employees.  The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan, based on its assessment of the Executive’s and the Company’s performance during the relevant period, but it is the expectation of the Company that any such bonus would be up to 50% of the Executive’s then-current annual Base Salary (the “Target Bonus”).  If a bonus is awarded, unless otherwise specifically provided by the Board or committee administering such plan, it shall be paid between January 1 and March 15 of the year following the year in which such bonus was earned.

(c)Equity.

(i)Options.  In connection with the Executive’s employment, the Company has issued to the Executive options to purchase shares of the common stock of the Company (the “Options”) pursuant to the Company’s 2016 Equity Incentive Plan, as amended from time to time (the “Plan”) and stock option agreements and any other documents between the Executive and the Company setting forth the terms of the Options (the “Option Documents”).  The Options have vested or shall vest in accordance with the terms of the Option Documents, except as otherwise stated in this Agreement.

(ii)Restricted Stock Units.  Subject to Board approval, the Executive will be granted restricted stock units with respect to 50,000 shares of the Company’s common stock (the “RSUs”).  The RSUs will be subject to the terms of the Plan and a restricted stock unit award agreement thereunder to be provided to the Executive.  The RSUs will vest in two equal installments: (1) February 28, 2021, and (2) February 28, 2022, subject to the Executive’s Continuous Service (as defined in the Plan) through each such date.  The Executive understands and agrees that the vesting of the RSUs and issuance of shares will be subject to tax withholding obligations for which the Executive shall be responsible for payment to the Company as a condition to receiving shares subject to such RSUs.

(iii)During the Term of the Agreement, Executive will be eligible to receive additional stock options, restricted stock grants, or other equity incentive awards under or outside of any current or successor equity incentive plans of the Company, as the Board in its sole discretion determines to be appropriate (any such awards, collectively with the Options and the RSUs, the “Equity Awards”).

(d)Benefits.  The Executive shall be eligible to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof.  All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(e)Vacation.  The Executive shall be eligible to accrue up to four (4) weeks paid vacation per full calendar year, which accrues each pay period, and shall be entitled to carry over one-half of the total Vacation days earned in one calendar year to the subsequent calendar year; provided, however, that in no event may the Executive carry over more than two (2) weeks of paid vacation into a subsequent year and any accrued vacation beyond the amount permitted to be carried over will be forfeited without payment.  Upon the termination of the Executive’s employment with the Company and subject to applicable law, no cash shall be paid in lieu of accrued but unused vacation.

(f)Business Expenses.  The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that, the Executive complies with the Company’s policies for the reimbursement or advancement of business expenses that are now or hereafter in effect.  For the avoidance of doubt, to the extent that any reimbursements payable to the Executive are subject to the provisions of Section 409A of the Code:  (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(g)Annual Physical Exam.  The Company shall bear the cost of one comprehensive physical examination per calendar year.

5.Termination.  The parties acknowledge that the Executive’s  employment relationship with the Company is at-will.  Either the Executive or the Company may terminate the employment relationship, whether or not for cause.  The provisions in this Section govern the amount of compensation, if any, to be provided to the Executive upon termination of employment and do not alter this at-will status.  This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)Termination upon Expiration of the Term.  This Agreement and the Executive’s employment by the Company shall terminate upon the expiration of the Term (as a result of non-renewal by the Company or the Executive in accordance with Section 3 of this Agreement).

(b)Termination by the Executive.  The Executive may terminate this Agreement and Executive’s employment by the Company:

(i)for “Good Reason” (as defined herein).  For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events:  (A) the Executive’s duties and responsibilities or salary are substantially reduced or diminished; (B) the Company materially breaches its obligations under this Agreement; or (C) the Executive’s place of employment is relocated by more than fifty (50) miles.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason,” the Executive must (X) provide written notice to the Board of the existence of the event within thirty (30) days of the initial existence of the event, after which date the Company shall have sixty (60) days to cure the event which otherwise would constitute “Good Reason” hereunder, and (Y) notify Company in writing and with specificity if the Company’s cure was insufficient, and if such notice is provided, the Executive must terminate the Executive’s employment with the Company for such “Good Reason” no later than sixty (60) days after the end of the Company’s cure period set forth in (X), above.

(ii)Other than for Good Reason thirty (30) days after notice to the Company.

(c)Termination by the Company.  The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or Executive’s personal representative):

(i)not “for cause” (as defined below) at any time;

(ii)upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s legal representatives which are fully vested as of the date of death;

(iii)in the event of the Executive’s “Disability” (as defined herein), in which case this Agreement shall terminate ten (10) days after the Company gives notice to the Executive of the Executive’s termination on account of Executive’s Disability, provided that the Executive has not returned to the full time performance of the Executive’s  duties prior to such date; provided further that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement.  For purposes of this Agreement, “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law;

(iv)upon the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within sixty

(60) days after filing; provided that, such termination shall not prejudice the Executive’s rights as a stockholder or a creditor of the Company; or

(v)“for cause” (as defined herein).  “For cause” shall be determined by the Board by a majority vote without the participation of the Executive in such vote and shall mean:

(1)Any material breach of the terms of this Agreement by the Executive, or the failure of the Executive to diligently and properly perform the Executive’s duties for the Company, which breach or failure is not cured within thirty (30) days after written notice thereof;

(2)The Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Confidential Information Agreement (as defined herein) or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;

(3)Any material failure to comply with the Company Policies or any other policies and/or directives of the Board, which failure is not cured within thirty (30) days after written notice thereof; provided, however, in the case of failure to comply with Company Policies related to harassment, unlawful discrimination, retaliation or workplace violence a thirty (30) day cure period and written notice thereof is not required;

(4)Any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(5)The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

(6)Any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(d)Obligations of the Company Upon Termination.

(i)Upon the termination of the Executive’s employment under this Agreement:  (A) pursuant to the expiration of the Term upon notice of non-renewal of the Term given by the Executive; (B) by the Executive pursuant to Section 5(b)(ii); or (C) by the Company pursuant to Section 5(c)(ii), (iii), (iv), or (v), the Company shall have no further obligations hereunder other than (i) the Executive’s accrued but unpaid salary through the date of termination and any other compensation earned but not yet paid as of the date of termination, which shall be paid, in accordance with applicable law, on or before the Company’s next regularly scheduled payday, (ii) any unreimbursed business expenses incurred by the Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to the Executive under any qualified retirement plan or health and welfare benefit plan in which the Executive was a participant in accordance with applicable law and the provisions of such plan.

(ii)Upon termination of the Executive’s employment under this Agreement, except as provided for in Section 5(d)(iii) in the case of a Termination of this Agreement in connection with a “Change in Control” or “Corporate Transaction” (as each such term is defined in the Plan): (A) by the Executive pursuant to Section 5(b)(i), or (B) by the Company pursuant to Section 5(c)(i) or upon notice of non-renewal of the Term given by the Company  and, in any such case, provided that the Executive first executes and does not revoke a separation agreement containing a release of claims in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”), complies with all provisions of the Release (including any non-disparagement and confidentiality provisions), and returns all Company property:

(1)the Company shall pay the Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary (less all applicable deductions) payable in installments in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed and delivered to the Company the Release and such Release has become effective according to its terms;

(2)provided that the Executive has been employed for at least six (6) months during the calendar year of the termination of this Agreement, the Company shall pay the Executive an amount equal to the prorated portion (based on the number of days of the Executive’s employment during the year of termination) of the Target Bonus the Executive would have earned under Section 4(b) for the applicable calendar year (less all applicable deductions), payable in a lump sum on the first payroll cycle following January 1 of the year following the year in which this Agreement is terminated.  For illustration, if the Executive’s employment is terminated as of September 30 of a year and the Compensation Committee determines that the Executive would be eligible for 70% of the Target Bonus based on the Committee’s assessment of individual and corporate performance during the year of termination, then the amount payable under this Section would be the amount determined by multiplying 75% (i.e., a pro ration reflecting ¾ of the year) by 70% of the Target Bonus for such year;

(3)if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Executive will be entitled to the following COBRA benefits:  the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (i) twelve (12) months following the termination date; (ii) the date when the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “Non-CIC COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding.  Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company;

(4)each Equity Award held by the Executive at the time of termination shall immediately vest. The Company and the Executive hereby agree that the Equity Awards shall be deemed amended to the extent necessary to give effect to this provision; and

(5)the Options may be exercised as to any vested shares subject to the Options through the earlier of: (i) the date that is twelve (12) months following the termination of the Executive’s Continuous Service, or (ii) the original expiration date applicable to each of the Options, unless terminated earlier in accordance with the terms of the Plan and the Option Documents.  Except as provided in this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the Plan and the Option Documents.  The Company makes no representations or guarantees regarding the status of the Executive’s Options as incentive stock options (ISOs).  The Executive understands and agrees if any Option that otherwise qualifies as an ISO is exercised with respect to any vested shares later than the date that is three (3) months following the termination date, such Option will be treated as a non-qualified stock option (“NSO”), and the Executive will be obligated to satisfy his tax obligations that arise when he exercises such Option.  No shares of the Company’s common stock will be issued to the Executive in respect of any Options treated as NSOs unless and until the Executive satisfies such tax obligations.  The Executive acknowledges that the Company is not providing tax advice to him and that he has been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options.

(iii)Upon termination of this Agreement within twelve months following a Change in Control or Corporate Transaction: (A) by the Executive pursuant to Section 5(b)(i), or (B) by the Company pursuant to Section 5(c)(i) or upon notice of non-renewal of the Term given by the Company in any such case, the Executive shall be entitled to the following severance benefits, subject to execution and non-revocation of the Release in conformance with the timing requirements set forth in Section 5(d)(ii), compliance with all provisions of the Release (including any non-disparagement and confidentiality provisions), and return of all Company property:

(1)the Company shall pay the Executive an amount equal to eighteen (18) months of the Executive’s then-current Base Salary (less all applicable deductions) payable in a lump sum payment on the first regularly scheduled pay date of the Company processed after the Executive has executed and delivered to the Company the Release and such Release has become effective according to its terms;

(2)the Company shall pay the Executive an amount equal to one and one half (1.5) times the Executive’s Target Bonus amount (less all applicable deductions) payable in a lump sum payment on the first regularly scheduled pay date of the Company processed after the Executive has executed and delivered to the Company the Release and such Release has become effective according to its terms;

(3)if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Executive will be entitled to the following COBRA benefits:  the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of (i) eighteen (18) months following the termination date; (ii) the date when the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “CIC COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding.  Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company;

(4)each Equity Award held by the Executive at the time of termination shall immediately vest. The Company and the Executive hereby agree that the Equity Awards shall be deemed amended to the extent necessary to give effect to this provision; and

(5)the Executive shall be provided with the enhanced exercise rights described in and pursuant to the terms of Section 5(d)(ii)(5).

(e)Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.

(f)Cooperation with the Company after Termination of Employment. Following termination of the Executive’s employment for any reason, the Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

(g)Payment in Lieu of Notice Period.  Upon the termination of this Agreement:  (A) pursuant to the expiration of the Term based on a non-renewal notice given by either party in accordance with Section 3(b); or (B) by the Executive pursuant to Section 5(b)(i) or 5(b)(ii), the Company may, at its sole election, pay the Executive an amount equal to Executive’s then-current Base Salary for all or any portion of the applicable notice period required by Section 3(b) or Section 5(b)(i) or 5(b)(ii) in lieu of all or any portion of such notice period; provided, however, any such election by the Company shall not be deemed to be a termination by the Company that invokes the obligations set forth in Section 5(d)(ii) or Section 5(d)(iii) of this Agreement.  Notwithstanding the above, if the Executive requests that Executive’s final day of employment occur prior to the expiration of any applicable notice period and the Company consents, pay in lieu of notice shall not be required.

6.Parachute Payment upon Corporate Transaction.

(a)In the event of a Corporate Transaction which results in a change (i) in the ownership or effective control of the Company, or (ii) in the ownership of a substantial portion of the assets of the corporation (within the meaning of Section 280G of the Code and the regulations thereunder (“Section 280G”)) (a “280G Change in Control”), then any payments and benefits under this Agreement, together with other payments and benefits provided to Executive by the Company (including, without limitation, any accelerated vesting of stock options) (the “Total Payments”) shall be made in accordance with this Section 6(a).  If all or a portion of the Total Payments would constitute an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments or portions thereof) being hereinafter referred to as the “Excess Parachute Payments”), then the Executive will be entitled to receive: (x) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (y) if the amount otherwise payable hereunder or otherwise (without regarding to clause (x)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the federal excise tax levied on certain Excess Parachute Payments under Section 4999 of the Code (the “Excise Tax”)) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder (without reduction as provided in subsection (x) above).

(b)The determination as to whether the Total Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, the amount of any Excise Tax with respect thereto, and the amount of any reduction in Total Payments shall be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm (which may include the Company’s legal counsel) as the Company may designate (the “Accountants”).  In the event that any payments under this Agreement or otherwise are required to be reduced as described in Section 6(a), the adjustment will be made, first, by reducing the amount of base salary and bonus payable pursuant to Section 5(d)(iii)(1) and (2), as applicable; second, if additional reductions are necessary, by reducing the payment of health insurance premium due to Executive pursuant to Section 5(d)(iii)(3), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of Equity Awards under Section 5(d)(iii)(4), if any, starting with those awards for which the amount required to be taken into account under Section 280G is the greatest.

(c)In the event that there has been an underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

7.Confidential Information Agreement.  As a condition of continued employment, and in consideration for the benefits provided under this Agreement that were not provided under the Original Agreement, the Executive agrees to execute and abide by an Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (the “Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

8.Representations and Warranties.

(a)The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company.  The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9.Notices.  All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:  (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day; (d) transmitted via telefacsimile or other similar device to the attention of the Board with receipt acknowledged; or (e) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested.  Communications shall be sent to the Company at 900 North Point Parkway, Suite 200, Alpharetta, GA 30005 and to the Executive at the Executive’s last listed address in the payroll records of the Company or the Executive’s Company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

10.Effect.  This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and the Executive’s personal representatives.

11.Entire Agreement.  This Agreement, the Confidential Information Agreement, and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same, including the Original Agreement.

12.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

13.Amendment and Waiver.  No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

14.Section 409A Matters.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”).  To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation.  Without limiting the generality of the above:

(a)For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A.  The Severance Benefits shall be deemed to be a series of separate payments, with each installment being treated as a separate payment.  The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable.

(d)If the Executive is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of the Executive’s “separation from service” as defined in Section 409A, or (ii) the date of the Executive’s death.  Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(e)To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which the Executive may consider and sign the Release spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

(f)The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this Agreement as may be necessary or advisable to permit the Agreement to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.

15.Governing Law.  This Agreement will be governed by and construed according to the laws of the Georgia as such laws are applied to agreements entered into and to be performed entirely within Georgia between Georgia residents.

16.Consent to Jurisdiction and Venue.  Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Georgia.  Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

17.Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

18.Headings.  The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Clearside Biomedical, Inc.

By: /s/ Charles A. Deignan

Printed Name: Charles A. Deignan

Title: CFO

EXECUTIVE:

/s/ George Lasezkay

George Lasezkay

Exhibit 10.1

Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

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